Exhibit 21.1

State of
Legal Name	Fictitious Name	Incorporation
Pet DRx Veterinary Group, Inc.	Animal Internal Medicine	Delaware
Bascom Animal Hospital
Scripps Ranch Veterinary Hospital
Adler Veterinary Care, Inc.	Adler Veterinary Group	California
Animal Clinic of Yucca Valley, Inc.	High Desert Animal Hospital	California
Animal Emergency Clinic of the Desert, Inc.		California
Animal Medical Hospital, Inc.	Animal Medical Hospital	California
Bay Area Veterinary Specialists, Inc.	Bay Area Veterinary Specialists	California
Bonita Pet Hospital, Inc.	Bonita Pet Hospital	California
Bradshaw Veterinary Clinic, Inc.	Bradshaw Veterinary Clinic	California
Brentwood Pet Clinic, Inc.	Brentwood Pet Clinic	California
California Animal Hospital Veterinary	California Animal Hospital	California
Specialty Group, Inc.	Veterinary Specialty Group
Eldorado Animal Hospital, Inc.	Eldorado Animal Hospital	California
Jerauld L. Woodring, Inc.		California
Lawrence Pet Hospital	Lawrence Pet Hospital	California
McConnell & Fenton Corporation	All Creatures Veterinary Care	California
Rainbow Hawk, Inc.	California Oaks Veterinary Hospital	California
San Carlos Veterinary Hospital, Inc.	San Carlos Veterinary Hospital	California
South Bay Veterinary Specialists, Inc.		California
South County Emergency Animal Clinic, Inc.		California
Stanford Pet Clinic, Inc.	The Palo Alto Pet Hospital at Stanford	California
Tarvin & Lenehan, Inc.	Veterinary Surgical Specialists	California
Valley Animal Medical Center	Valley Animal Medical Center	California
Vets & Pets, Incorporated	All About Pets Animal Care	California
VetSurg, Inc.		California
Yuba-Sutter Veterinary Hospital, Inc.	Yuba-Sutter Veterinary Hospital	California